Exhibit 99(h)(1)(i)

Executed Version

FIRST AMENDMENT to ADMINISTRATION AGREEMENT

FIRST AMENDMENT to ADMINISTRATION AGREEMENT, effective as of January 1, 2008, by and between MGI FUNDS, a business trust organized under the laws of the State of Delaware (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated as of August 12, 2005 (the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street Bank and Trust Company effective July 2, 2007, with the result that State Street Bank and Trust Company now serves as Administrator under the Administration Agreement; and

WHEREAS, the Fund has requested that the Bank amend the Administration Agreement and the Bank has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Administration Agreement is not identical to the form of administration agreement customarily entered into by the Bank as administrator, in order that the services to be provided to the Fund and its separate Series by the Bank, as successor by merger to IBT, may be made consistently and predictable to the Fund and its separate series.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment of the Administration Agreement

(a)	Section 8(a) of the Administration Agreement is hereby amended by replacing the first sentence of such Section 8(a) in its entirety with the following:

“The term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including January 1, 2011 (the “Initial Term”), unless earlier terminated as provided herein.”

(b)	Section 9(a) of the Administration Agreement is hereby amended to amend the notice address to the Bank, as follows:

“To the Bank:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5409

Attention: Fund Administration Legal Department

Fax: 617-662-3805”

Executed Version

(d)	The final paragraph of Section 10 of the Administration Agreement is deleted in its entirety.

2.	Miscellaneous

(a)	Terms used herein and not hereby defined shall have the meanings attributed to them in the Administration Agreement.

(b)	The Fund hereby confirms that Appendix A and Appendix B to the Administration Agreement are true, correct and complete in all respects as of the date hereof, except that all referenced in Appendix B to IBT shall now be references to the Bank.

(c)	Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(d)	This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Executed Version

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their duly authorized officers designated below as of the Effective Date.

MGI FUNDS

By:	/s/ Rich Joseph
Name:	Rich Joseph
Title:	Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis
Name:	Joseph C. Antonellis
Title:	Vice Chairman
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